Exhibit 10.2

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

RESTRUCTURING SUPPORT AGREEMENT

This Restructuring Support Agreement (this “Agreement”) is made as of August 8, 2024, by and among (i) DRF Logistics, LLC (“DRFL”) and DRF, LLC (“DRFLLC”) (collectively, the “Debtors” and each a “Debtor”), (ii) Pitney Bowes, Inc. (“PBI”) and Pitney Bowes International Holdings, Inc. (“PBIH”), and (iii) the undersigned holders of Oaktree Secured Claims (as defined below) (collectively, “Oaktree” and together with PBI and PBIH, the “Consenting Parties”).  DRFL, DRFLLC, PBI, PBIH and Oaktree are collectively referred to herein as the “Parties” and each individually as a “Party.”

RECITALS

A.         Prior to August 8, 2024, PBI was the indirect corporate parent of the Debtors, and PBI and certain of its Affiliates from time to time supported the Debtors’ businesses by, among other things, (i) advancing funding to the Debtors and (ii) providing cash management services, sharing corporate services, sharing employee costs, and making available and sharing property useful for and supportive to the Debtors’ businesses (the services in the foregoing clause (ii), collectively, the “Shared Services”).

B.          As a result of a number of factors, including the Debtors’ historic inability to generate sufficient cash flow to sustain their respective business operations, Pitney Bowes has funded over $1.1 billion to the Debtors since 2015 to support the Debtors’ business operations and enable the Debtors to service their customers and pay their employees and creditors.

C.          Prior to the date hereof, Pitney Bowes worked with its professional advisors to conduct a robust and comprehensive marketing process for the potential sale of the Debtors’ global ecommerce business as a going concern to one or more third parties.

D.         Such marketing process did not result in any viable bids or any actionable transactions for the entirety of the Debtors’ business enterprise and as a result, on June 27, 2024, PBIH, as sole stockholder of DRFL, removed the directors of DRFL from the board of directors of DRFL (the “DRFL Board”) and appointed two independent directors to the DRFL Board.

E.          Upon its reconstitution, the DRFL Board (i) explored and evaluated potential alternatives for the Debtors, including the orderly wind-down of the Debtors’ businesses outside of court or through the commencement of voluntary cases under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) and (ii) conducted an investigation (the “Investigation”) into any and all potential Claims and causes of action held by DRFL or DRFLLC (or that would be held by their respective Estates (as defined below)) against Pitney

Bowes (the “Potential Claims”) and whether to prosecute, settle, release, discharge, or enter into any other agreement relating to the Potential Claims.

F.           Pitney Bowes fully cooperated with the Debtors’ independent managers and professional advisors in connection with the Investigation, including by timely providing thousands of pages of requested documents and over 11 witness interviews.

G.        On August 8, 2024, pursuant to that certain Amended and Restated Limited Liability Company Agreement of DRF Logistics, LLC, HCI DRF, LLC (“Hilco”) subscribed for, and PBIH issued to Hilco, 81% of the voting interests in DRFL, and following such subscription by Hilco, PBIH holds 100% of the economic interests and 19% of the voting interests in DRFL (the transactions described in this recital, the “Hilco Subscription”).

H.         Following the Hilco Subscription, the Debtors will continue to require access to certain Shared Services and funding to continue operating and ultimately wind-down in an orderly manner for the benefit of their stakeholders.  At the request of the Debtors, PBIH is willing to provide such funding in the form of a senior secured, superpriority debtor‑in‑possession financing.

I.           On August 8, 2024, PBI and certain of its Affiliates, on one hand, and the Debtors, on the other hand, following good-faith and arm’s-length negotiations with each other, agreed to a settlement of all the Debtors’ claims and causes of action against Pitney Bowes, and to provide for other consideration, releases, and covenants subject to and in accordance with the terms and conditions of the Settlement and Release Agreement and the Plan (each as defined below).

J.         On August 8, 2024, the DRFL Board authorized DRFL and DRFL authorized DRFLLC, to commence the voluntary cases under the Bankruptcy Code (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) to effectuate an orderly wind-down and liquidation of DRFL and DRFLLC, which will be implemented, subject to the conditions set forth herein, through the proposed chapter 11 plan of liquidation for the Debtors attached to this Agreement as Exhibit A (including any schedules and exhibits attached thereto, and as may be amended, supplemented, or otherwise modified from time to time, so long as such plan is an Approved Plan (as defined below), the “Plan”).

K.         In light of the foregoing, the Debtors, PBI, PBIH, and with respect to subsection (iv) below, Oaktree, following arm’s-length, good-faith negotiations, believe it is desirable and have mutually agreed to:

(i)          settle all outstanding disputes with respect to the Potential Claims to avoid the substantial expense, burden, and risk of protracted litigation and to fully and finally resolve any and all Potential Claims against Pitney Bowes that may or could be asserted by the Debtors and their Estates;

(ii)         enter into certain arrangements that provide for certain of the Parties’ use of, access to, and/or purchase of the Shared Services, in each case, in exchange for the fair market value of such Shared Services;

(iii)          provide DRFL and DRFLLC with access to funding in the form of debtor‑in‑possession financing (as further described herein) to enable DRFL and DRFLLC to operate through a winddown; and

(iv)          support, consent to, and consummate (as applicable) the liquidation of DRFL and DRFLLC through the Chapter 11 Cases, which shall be effectuated through the Plan.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.           Certain Definitions.

As used in this Agreement, the following terms have the following meanings:

(a)            “Affiliate” means with respect to any specified Entity: (a) an “affiliate” as defined in section 101(2) of the Bankruptcy Code, of such specified Entity as if such specified Entity were a debtor in a case under the Bankruptcy Code; or (b) any other Entity that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Entity. As used in clause (b) of the prior sentence, “control” includes (without limitation) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the specified Entity (whether through the ownership of equity, by contract or otherwise).  For the avoidance of doubt, no Debtor shall be considered an Affiliate of Pitney Bowes.

(b)      “Alternative Transaction” means any reorganization, liquidation, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, exchange offer, business combination, joint venture, partnership, sale or disposition of a material portion of assets, financing (debt or equity), plan proposal, recapitalization, restructuring, new-money investment, plan of reorganization, or similar transaction of the Debtors, other than the transactions expressly contemplated by this Agreement.

(c)          “Approved Plan” means the Plan attached as Exhibit A hereto or such other Plan agreed to by the Debtors, PBI, and the DIP Lender; provided that the Approved Plan shall include a release and waiver of any and all Claims or causes of action that the Debtors or the Estates may or could assert against Oaktree at any time prior to the Effective Date and shall not include any adverse treatment of Oaktree’s rights under this Agreement; provided, further that, for the avoidance of doubt, an Approved Plan shall in no way, directly or indirectly, affect (i) Oaktree’s Claim, rights, remedies or interests under the Note Purchase Agreement or the Note Purchase Documents, (ii) the legality, validity, binding nature and non-avoidability of Pitney Bowes’ or any guarantors’ obligations under the Note Purchase Agreement or the Note Purchase Documents, or (iii) the validity, enforceability or perfection of the security interests securing the obligations under the Note Purchase Agreement or the Note Purchase Document.

(d)          “Claim” means a “claim” (as that term is defined in section 101(5) of the Bankruptcy Code).

(e)          “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan, which shall be in form and substance reasonably acceptable to PBI and the DIP Lender.

(f)         “Creditors’ Committee” means any official committee of unsecured creditors of the Debtors that may be appointed in the Chapter 11 Cases by the U.S. Trustee pursuant to section 1102 of the Bankruptcy Code, the membership of which may be further reconstituted from time to time.

(g)        “Definitive Documents” means, collectively: (i) the Plan; (ii) the Plan Supplement; (iii) the Confirmation Order; (iv) the Disclosure Statement (v) the DIP Note Documents (as defined in the DIP Note), including the DIP Orders; (vi) the Shared Services Agreement; (vii) the Settlement & Release Agreement; and (viii) any order entered by the Bankruptcy Court approving the sale of any material assets of either of the Debtors.

(h)          “DIP Lender” means PBIH in its capacity as lender under the DIP Note.

(i)           “DIP Loans” means the loans under the DIP Note.

(j)        “DIP Note” means that certain Debtor in Possession Secured Multi-Draw Term Promissory Note, entered into as of August 8, 2024, by and among DRFL, as borrower,  DRFLLC as guarantor, and the DIP Lender, as approved by the DIP Orders, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with its terms, a copy of which is attached as Exhibit B to the Settlement and Release Agreement.

(k)          “DIP Orders” means, the Interim DIP Order and the Final DIP Order.

(l)          “Disclosure Statement” means the disclosure statement in respect of the Plan, including all exhibits and schedules thereto, as may be amended, supplemented, or otherwise modified from time to time, which shall be in form and substance reasonably acceptably to PBI and the DIP Lender.

(m)          “Effective Date” means the date upon which all conditions to the effectiveness of the Plan have been satisfied or waived in accordance with the terms thereof and the Plan becomes effective.

(n)          “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

(o)         “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

(p)         “Final DIP Order” means the order entered by the Bankruptcy Court approving, among other things, the DIP Loans and the parties’ rights with respect thereto on a final basis, which shall be in form and substance acceptable to the DIP Lender and reasonably acceptable Oaktree (subject to Section 3 of this Agreement).

(q)          “Interest” means any equity interest (as defined in section 101(16) of the Bankruptcy Code) in a Debtor, including all shares, units, common stock, preferred stock, membership interests, partnership interests, or other instruments evidencing any fixed or contingent ownership interest in any Debtor, whether or not transferable, and whether fully vested or vesting in the future, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in a Debtor, that existed immediately before the Effective Date.

(r)          “Interim DIP Order” means the order entered by the Bankruptcy Court approving, among other things, the DIP Loans and the parties’ rights with respect thereto on an interim basis, which shall be in form and substance acceptable to the DIP Lender and reasonably acceptable Oaktree (subject to Section 3 of this Agreement).

(s)          “Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of July 31, 2023, by and among PBI, the noteholder representative thereunder, the subsidiary guarantors and the noteholders from time to time (as may be amended, supplemented or otherwise modified from time to time).

(t)           “Note Purchase Documents” means, collectively, all agreements, documents, guaranties, and instruments, including the Note Documents (as defined in the Note Purchase Agreement) entered into in connection with the Note Purchase Agreement.

(u)          “Oaktree Secured Claims” means the secured Claim held by Oaktree against the Debtors, including any Claim arising from the Secured Senior Takeback Note; provided that for the avoidance of doubt, the Oaktree Secured Claims do not include any Claim or obligation related to the Note Purchase Agreement or the Note Purchase Documents against PBI, PBIH, their Affiliates or any other non-Debtor.

(v)         “Person” means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code), or other Entity.

(w)          “Pitney Bowes” means PBI together with its Affiliates.

(x)          “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court, which shall be in form and substance reasonably acceptable to PBI and the DIP Lender except as otherwise provided in this Agreement or the Plan.

(y)          “RSA Effective Date” means the date on which the Parties execute this Agreement.

(z)           “RSA Effective Period” means, with respect to a Party, the period from the RSA Effective Period to the Termination Date.

(aa)         “Secured Senior Takeback Note” means that certain Secured Senior Takeback Note, dated as of August 8, 2024, issued by the Debtors to Oaktree

(bb)         “Settlement and Release Agreement” means that certain Settlement and Release Agreement, dated as of August 8, 2024, by and between the Debtors, PBI, and PBIH, including all exhibits and schedules thereto, as may be amended, supplemented, or otherwise modified from time to time.

(cc)         “Shared Services Agreement” means that certain Shared Services Agreement, dated as of August 8, 2024, by and between the Debtors and PBIH, including all exhibits and schedules thereto, as may be amended, supplemented, or otherwise modified from time to time, a copy of which is attached as Exhibit C to the Settlement and Release Agreement.

(dd)        “Solicitation” means the solicitation of votes on the Plan as approved by the Bankruptcy Court.

(ee)        “Termination Date” has the meaning set forth in Section 7(g).

2.          Agreements of PBI and PBIH.

(a)          Voting; Support.  During the RSA Effective Period, PBI and PBIH each agree that it shall (and shall cause its Affiliates to):

(i)
timely vote (or cause to be voted) all of its Claims and Interests that are entitled to vote to accept or reject the Plan to accept the Plan by timely delivering (or causing to be delivered) its duly executed and completed ballot or ballots, as applicable, following the commencement of the Solicitation and not change or withdraw (or cause to be changed or withdrawn) any such vote; provided that nothing in this Agreement shall prevent PBI, PBIH, or their Affiliates from changing or withdrawing (or causing to be changed or withdrawn) its vote with respect to the Plan if this Agreement has been terminated with respect to such Entity;

(ii)
to the extent it is permitted to elect whether to grant or opt-out of the third‑party releases set forth in the Plan, grant and not opt-out of (or cause to be granted or not opted-out of) such releases and not change or withdraw (or cause to be changed or withdrawn) such election;

(iii)	if solicited, timely vote (or cause to be voted) its Claims and Interests against any Alternative Transaction;

(iv)
not directly or indirectly, through any Person, (A) seek, solicit, propose, support, assist, participate, encourage, or engage in negotiations in connection with or participate in the formulation, preparation, filing or prosecution of any Alternative Transaction, or (B) object to or take any other action that is inconsistent with or that would reasonably be expected to prevent, interfere with, delay or impede the Solicitation, approval of and entry of orders regarding the Definitive Documents, or the confirmation and consummation of the Plan;

(v)
to the extent not already executed on the RSA Effective Date, negotiate in good faith with the Debtors and Oaktree the form of the Definitive Documents and (as applicable) execute the Definitive Documents;

(vi)
support, not object to, and take all actions reasonably requested by the Debtors to facilitate the Solicitation, approval of and entry of orders regarding the Definitive Documents, and confirmation and consummation of the Plan, in each case, as reasonably requested by the Debtors and as contemplated by this Agreement (as applicable);

(vii)
to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Plan, negotiate in good faith appropriate additional or alternative provisions to address any such impediment; provided that such additional or alternative provisions or agreements do not in any way adversely affect any releases proposed to be granted to, or received by, PBI, PBIH, or any of their Affiliates pursuant to this Agreement and the Plan;

(viii)	use commercially reasonable efforts to obtain any regulatory and/or third‑party approvals necessary to effectuate the Plan; and

(ix)	refrain from taking any action inconsistent with this Agreement or its obligations hereunder.

(b)          DIP Financing.  Upon entry of the DIP Orders, PBIH agrees to provide the DIP Note subject to and in accordance with the terms and conditions of the DIP Note Documents and DIP Orders.

(c)          Shared Services. On the RSA Effective Date, PBI, PBIH, and, as applicable, their Affiliates agree to execute, deliver, and, from and after such date, perform its obligations under the Shared Services Agreement subject to and in accordance with the terms and conditions of such agreement.

(d)          Tax Classification of the Debtors. PBI agrees that it shall, and shall cause its Affiliates to, not take any action that would (or refrain from taking any action the failure of which would) cause or be reasonably likely to cause the Debtors to cease to be treated as entities disregarded as separate from PBIH for U.S. federal, state and local income tax purposes including, but not limited to, (i) making, changing, or revoking an entity classification election for the Debtors that would cause them to be treated as an association taxable as a corporation for U.S. federal income tax purposes pursuant to Treasury Regulations sections 301.7701-2(b) and 301.7701-3(c) (or similar applicable state or local law); (ii) converting the Debtors to an entity treated as an association taxable as a corporation for U.S. federal, state and local income tax purposes; or (iii) engaging in any other transaction that, if implemented, would prevent, alter, or in any way adversely impact the Debtors’ classification as entities that are disregarded as separate from PBIH for U.S. federal, state and local income tax purposes.

3.          Agreements of Oaktree

(a)          Voting; Support. During the RSA Effective Period, Oaktree agrees that it shall (and shall cause its Affiliates to):

(i)
timely vote or cause to be voted all of its Claims and Interests that are entitled to vote to accept or reject the Plan to accept the Plan by timely delivering or causing to be delivered its duly executed and completed ballot or ballots, as applicable, following the commencement of the Solicitation and not change or withdraw (or cause to be changed or withdrawn) any such vote; provided that nothing in this Agreement shall prevent Oaktree from changing or withdrawing (or causing to be changed or withdrawn) its vote with respect to the Plan if this Agreement has been terminated with respect to Oaktree;

(ii)	if solicited, timely vote (or cause to be voted) its Claims and Interests against any Alternative Transaction;

(iii)
not directly or indirectly, through any Person, (A) seek, solicit, propose, support, assist, participate, encourage, or engage in negotiations in connection with or participate in the formulation, preparation, filing or prosecution of any Alternative Transaction or (B) object to or take any other action that is inconsistent with or that would reasonably be expected to prevent, interfere with, delay or impede the Solicitation, approval of and entry of orders regarding the Definitive Documents, or the confirmation and consummation of the Plan;

(iv)
to the extent not already executed on the RSA Effective Date, negotiate in good faith with the Debtors, PBI, and PBIH (as applicable) the form of the Definitive Documents and (as applicable) execute the Definitive Documents;

(v)	agree to the consensual use of the Debtors’ cash collateral in accordance with the DIP Orders;

(vi)
support and not object to, the approval of the DIP Orders including on grounds that (i) the liens securing the DIP Claims (as defined in the Plan) prime the Oaktree Secured Claims and/or (ii) the Debtors do not provide adequate protection on account of the Oaktree Secured Claims;

(vii)	agree to not seek adequate protection on account of the Oaktree Secured Claims;

(viii)
support, not object to, and take all actions reasonably requested by the Debtors to facilitate the Solicitation, approval of and entry of orders regarding the Definitive Documents, and confirmation and consummation of the Plan, in each case, as contemplated by this Agreement (as applicable);

(ix)
to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Plan, negotiate in good faith appropriate additional or alternative provisions to address any such impediment; provided that such additional or alternative provisions or agreements do not in any way adversely affect any releases proposed to be granted to, or received by, Oaktree, or any of their Affiliates pursuant to this Agreement and the Plan; and

(x)	refrain from taking any action inconsistent with this Agreement or its obligations hereunder.

(b)         Non-Assignment of Oaktree Secured Claims. During the RSA Effective Period,  Oaktree agrees that, it shall not sell, assign, loan, issue, pledge, hypothecate, transfer, participate, or otherwise dispose of (“Transfer”), directly or indirectly, in whole or in part, to any unaffiliated party, any Oaktree Secured Claims or any option thereon or any right or interest therein (including any beneficial ownership as defined in Rule 13d-3 under the Exchange Act or by granting any proxies, depositing any Oaktree Secured Claims into a voting trust or entering into a voting agreement with respect to such Oaktree Secured Claims);  provided that Oaktree shall be permitted to make a Transfer to an Affiliate that becomes bound to this Agreement by executing a joinder upon which the transferee shall be deemed a “Consenting Party” and a “Party” under this Agreement, and the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Oaktree Secured Claims.  Any Transfer of any Oaktree Secured Claims that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and each other Party shall have the right to enforce the voiding of such Transfer.

4.           Agreements of the Debtors.

(a)          Plan.  During the RSA Effective Period, the Debtors agree to:

(i)
incorporate, to the extent applicable, the terms of this Agreement and the Settlement and Release Agreement into the Plan, which shall describe this Agreement and the Settlement and Release Agreement as integral to, and not severable from, the Plan;

(ii)	file the Plan;

(iii)	commence Solicitation with respect to the Plan;

(iv)	seek confirmation of the Plan including the assumption and/or approval, as applicable, of the Settlement and Release Agreement by the Bankruptcy Court in connection therewith;

(v)
consult in good-faith with PBI and Oaktree regarding the timing for seeking confirmation of the Plan, assumption and/or approval, as applicable, of the Settlement and Release Agreement, and the Effective Date;

(vi)	negotiate in good faith with PBI and Oaktree the form of the Definitive Documents and (as applicable) execute the Definitive Documents; and

(vii)
not directly or indirectly take any action that is inconsistent with this Agreement, including the exhibits hereto, or is intended to interfere with consummation of the transactions contemplated by the Approved Plan (including encouraging another Person to undertake any action prohibited by this Agreement), in each case, to the extent consistent with, upon the advice of counsel, applicable law, and the fiduciary duties of the boards of directors, managers, members, or partners, as applicable, of the Debtors; provided that the Debtors shall not be obligated to agree to any modification of any document that is inconsistent with this Agreement, including the exhibits hereto, as the case may be.

(b)          Shared Services.  On the RSA Effective Date, the Debtors agree to execute, deliver, and, from and after such date, perform its obligations under the Shared Services Agreement subject to and in accordance with the terms and conditions of such agreement.

(c)         Agreement Not to Sue.  Upon execution of this Agreement, the Debtors, on behalf of themselves and the Estates, and the Liquidating Agent (as defined in the Plan), agree not to sue and shall forbear from instituting or prosecuting any cause of action or proceeding of any kind, nature, or character, at law or in equity, against any of the Parties on account of, in connection with, or in any way related to the Potential Claims or any other potential Claims and causes of action held by DRFL and DRFLLC (or that would be held by their respective Estates), except that the Debtors shall be entitled to take all appropriate steps, including instituting proceedings, to enforce this Agreement. The Debtors’ agreement not to sue Pitney Bowes in this Section 4(c) shall terminate if this Agreement is terminated pursuant to its terms.

(d)          Covenants. During the RSA Effective Period, The Debtors agree to:

(i)	not file any chapter 11 plan that is inconsistent with the terms and conditions set forth herein and in the Plan and that is not an Approved Plan;

(ii)	use commercially reasonable efforts to do all things reasonably necessary and appropriate in furtherance of confirming and consummating the Plan in accordance with the terms of this Agreement;

(iii)	use commercially reasonable efforts to obtain any required regulatory and/or third-party approvals for the transactions contemplated by the Plan;

(iv)	not take any action inconsistent with, or intended or reasonably likely to interfere with, consummation of the Plan or approval of the Settlement and Release Agreement;

(v)
provide draft copies of the Definitive Documents and any other material pleading in the Chapter 11 Cases to Vinson & Elkins LLP (“V&E”) on behalf of PBI and Sullivan & Cromwell LLP (“S&C”) on behalf of Oaktree, if reasonably practicable, at least two (2) calendar days prior to the date when the Debtors intend to file any such pleading or other document, and consult in good faith with V&E on behalf of PBI, and S&C on behalf of Oaktree regarding the form and substance of any such proposed filing with the Bankruptcy Court;

(vi)
subject to professional responsibilities, in connection with the Chapter 11 Cases, timely file with the Bankruptcy Court a written objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (a) directing the appointment of an examiner with expanded powers or a trustee, (b) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (c) dismissing any of the Chapter 11 Cases, (d) modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of an Approved Plan, (e) conferring standing to pursue Claims and causes of action on behalf of the Debtors or the Estates against PBI, PBIH, Oaktree or any of their respective Affiliates, or (f) recharacterizing or subordinating any Claims held by PBI, PBIH, Oaktree or any of their respective Affiliates, including in any adversary proceeding;

(vii)
not amend or modify, or file a pleading seeking authority to amend or modify, in a manner that is inconsistent with this Agreement, including its exhibits and any of the Definitive Documents without the consent of PBI, Oaktree, and the DIP Lender; and

(viii)
during the RSA Effective Period, pay or reimburse all reasonable and documented fees and expenses of (a) V&E, as counsel to PBI, and (b) Berkeley Research Group LLC, as financial advisor to PBI, in connection with the Chapter 11 Cases.

(e)      Acknowledgment.  The Parties acknowledge that the obligations being incurred by the Consenting Parties pursuant to this Agreement are substantial, essential, integral, and necessary to facilitate the orderly wind-down and liquidation of the Debtors and are in the best interests of the Debtors, the Estates, and the Debtors’ creditors and other stakeholders.

5.          Definitive Documents; Good Faith Cooperation; Further Assurances.

(a)         Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and to exercise commercially reasonable efforts with respect to, the pursuit, approval, negotiation, execution, delivery, implementation, and consummation of the Plan, as well as the negotiation, drafting, execution, and delivery of the Definitive Documents. Furthermore, subject to the terms hereof, each Party shall take such action as may be reasonably necessary or reasonably requested by the other Party to carry out the purposes and intent of this Agreement and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement.

(b)         To the extent not already executed as of the RSA Effective Date, the Definitive Documents and related motions and orders that remain subject to negotiation and completion shall contain terms and conditions consistent in all material respects with this Agreement and, as applicable, the Settlement and Release Agreement and any Approved Plan.

6.          Representations and Warranties.  Each Party represents and warrants to the other Parties that the following statements are true, correct, and complete as of the date hereof:

(a)      such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and, in the case of the Debtors, subject to the approval of the Bankruptcy Court, has all requisite corporate, partnership, limited liability company, or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder, and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership, or other similar authority on its part; and

(b)         the execution, delivery, and performance by such Party of this Agreement does not and will not (i) violate any material provision of law, rule, or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

7.          Termination of Agreement.

(a)          Termination by any Party.  At any time after the occurrence and during the continuation of any of the following termination events, any Party may deliver a written notice of termination to the other Parties and, if such notice is sent, then this Agreement (other than the provisions set forth in Section 7(g) hereof, which survives termination) and the obligations of the Parties hereunder shall terminate three (3) business days after delivery of such notice unless otherwise agreed to by the Parties:

(i)	the Effective Date has not occurred prior to the maturity date or acceleration of the DIP Note; or

(ii)	any of the Chapter 11 Cases are converted to a case under chapter 7 of the Bankruptcy Code or dismissed.

(b)          Termination by PBI or PBIH.  At any time after the occurrence and during the continuation of any of the following termination events, PBI or PBIH may deliver a written notice of termination to the Debtors and, if such notice is sent, then this Agreement (other than the provisions set forth in Section 7(g) hereof, which survives termination) and the obligations between PBI or PBIH (as applicable) and the Debtors hereunder shall terminate three (3) business days after delivery of such notice unless otherwise agreed to by PBI or PBIH (as applicable) and the Debtors:

(i)	the Debtors have not commenced the Chapter 11 Cases by August 9, 2024;

(ii)	the Interim DIP Order has not been entered by the Bankruptcy Court by August 13, 2024;

(iii)	the Confirmation Order has not been entered by the Bankruptcy Court and become final and non-appealable by November 15, 2024;

(iv)	the Effective Date has not occurred by November 29, 2024;

(v)
the Final DIP Order or an order approving the Debtors’ assumption of the Shared Services Agreement have not been entered by the Bankruptcy Court by the earlier of (a) September 23, 2024, and (b) 30 days after the appointment of a Creditors’ Committee (if any);

(vi)
a breach by a Debtor of any undertaking, commitment, or covenant set forth in this Agreement, the Shared Services Agreement, or the Settlement and Release Agreement, which breach has not been cured (if curable) either within three (3) business days after the delivery of written notice of such breach from PBI or PBIH in a manner consistent with the applicable cure provisions of the Shared Services Agreement or the Settlement and Release Agreement, as applicable;

(vii)	an Event of Default (as defined in the DIP Note) has occurred under any of the DIP Note Documents;

(viii)	an order is entered by the Bankruptcy Court authorizing post-petition financing that is inconsistent in any respect with this Agreement or the DIP Note Documents;

(ix)	an examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code or a trustee or receiver is appointed in any of the Chapter 11 Cases;

(x)	an order is entered by the Bankruptcy Court terminating any of the Debtors’ exclusive right to file a plan pursuant to section 1121 of the Bankruptcy Code;

(xi)
an order is entered by the Bankruptcy Court conferring standing to the Creditors’ Committee (if any) to pursue Claims and causes of action on behalf of the Debtors or the Estates against PBI, PBIH, or any of their Affiliates;

(xii)	an order is entered by the Bankruptcy Court recharacterizing or subordinating any Claim held by PBI, PBIH, or any of their Affiliates;

(xiii)	the Debtors file a motion to reject this Agreement, the Settlement and Release Agreement, or the Shared Services Agreement with the Bankruptcy Court;

(xiv)	the failure of the Debtors to promptly pay all fees and expenses in accordance with Section 3(c)(viii) of this Agreement; or

(xv)	this Agreement is terminated with respect to any other Party.

(c)         Termination by Oaktree.  At any time after the occurrence and during the continuation of any of the following termination events, Oaktree may deliver a written notice of termination to the Debtors and, if such notice is sent, then this Agreement (other than the provisions set forth in Section 7(g) hereof, which survive termination) and the obligations between Oaktree and the Debtors hereunder shall terminate three (3) business days after delivery of such notice unless otherwise agreed to by Oaktree and the Debtors:

(i)	a trustee or receiver is appointed in the Chapter 11 Cases; or

(ii)	a breach of this Agreement that is material to Oaktree which breach has not been cured (if curable) within five (5) business days after delivery of written notice of such breach from Oaktree; or

(iii)	PBI or PBIH terminates this Agreement with respect to its obligations hereunder.

(d)        Termination by the Debtors.  At any time after the occurrence and during the continuation of any of the following termination events, the Debtors may deliver a written notice of termination to either of the Consenting Parties and, if such notice is sent, then this Agreement (other than the provisions set forth in Section 7(g) hereof, which survive termination) and the obligations of such Consenting Party and the Debtors’ obligations to such Consenting Party hereunder shall terminate three (3) business days after delivery of such notice unless otherwise agreed to by such Consenting Party and the Debtors, in such event, the Debtors reserve the right to have this Agreement remain in effect with respect to the other Consenting Party:

(i)
a material breach of this Agreement by a Consenting Party which breach has not been cured (if curable) within five (5) business days after the delivery of written notice of such breach from the Debtors.

(e)	Mutual Termination. This Agreement may be terminated by a written mutual agreement of the Parties.

(f)	Automatic Termination. This Agreement will automatically terminate upon the occurrence of any of the following:

(i)	any of the Chapter 11 Cases are converted to a case under chapter 7 of the Bankruptcy Code;

(ii)	any of the Chapter 11 Cases are dismissed; or

(iii)	the occurrence of the Effective Date.

(g)        Effect of Termination.  The earliest date on which termination of this Agreement as to a Party is effective in accordance with this Section 7 of this Agreement shall be referred to, with respect to such Party, as a “Termination Date.”  Upon the termination of this Agreement in accordance with the terms hereof, this Agreement shall forthwith become null and void and of no further force or effect and each Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law; provided that each of the following shall survive any such termination: Sections 6–18; provided, further, in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination.  Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

8.         Amendments and Waivers.  Except as otherwise expressly set forth herein, this Agreement may not be waived, modified, amended, or supplemented except with the prior written consent of all Parties.

9.          Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)       This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

(b)       Each of the Parties irrevocably agrees that any legal action, suit, or proceeding arising out of or relating to this Agreement brought by any Party shall be brought and determined in the federal or state courts in the Borough of Manhattan in the City of New York (“NY Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement.  Each of the Parties agrees not to commence any proceeding relating to this Agreement except in the NY Courts, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree, or award rendered by any NY Court.  Each of the Parties further agrees that notice as provided in Section 15 shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient.  Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding arising out of or relating to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the NY Courts for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise) and (iii) that (A) the proceeding in any such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Notwithstanding the foregoing, during the pendency of the Chapter 11 Cases, all proceedings contemplated by this Section 9 shall be brought in the Bankruptcy Court.

(c)        Notwithstanding anything to the contrary in this Agreement, including Section 9(b), during the pendency of the Chapter 11 Cases, all legal actions, suits, or proceedings relating to this Agreement, including its exhibits, shall be brought in the Bankruptcy Court.

(d)    EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY).  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.       Specific Performance/Remedies.  It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party.  Each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including reasonable attorneys’ fees and costs), including an order of the Bankruptcy Court, requiring any Party to comply promptly with any of its obligations hereunder, as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy.  Each Party also agrees that it will not seek, and will waive any requirement for, the securing or posting of a bond in connection with any Party seeking or obtaining such relief.

11.        Headings.  The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

12.       Successors and Assigns; Severability.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, executors, administrators, and representatives.  If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.  Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.  The agreements, representations and obligations of the Parties herein are, in all respects, ratable and several and neither joint nor joint and several.

13.        No Third-Party Beneficiaries.  This Agreement shall be solely for the benefit of the Parties and no other Person shall be a third-party beneficiary hereof.

14.        Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement delivered by facsimile or PDF shall be deemed to be an original for the purposes of this paragraph.

15.        Notices.  All notices hereunder shall be deemed given if in writing and delivered by electronic mail, facsimile, courier, or by registered or certified mail (return receipt required) to the following addresses and facsimile numbers:

(1)     If to the Debtors, to:
DRF Logistics, LLC
DRF, LLC
7171 Southwest Parkway
Austin, TX 78735
Attention:      Eric Kaup

with a copy (which will not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:	Ray Schrock, Esq. (Ray.Schrock@weil.com)
Ronit Berkovich, Esq. (Ronit.Berkovich@weil.com)
Lauren Tauro, Esq. (Lauren.Tauro@weil.com)
Alexander P. Cohen, Esq. (Alexander.Cohen@weil.com)

(2)    If to Pitney Bowes, to:

Vinson & Elkins LLP
1114 Avenue of the Americas
New York, New York 10036
Attention:	David S. Meyer, Esq. (dmeyer@velaw.com)
George R. Howard, Esq. (ghoward@velaw.com)
Steven Zundell, Esq. (szundell@velaw.com)

(3)   If to Oaktree, to the addresses or electronic mail addresses set forth below Oaktree’s signature, with a copy (which will not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	Ari Blaut, Esq. (blauta@sullcrom.com)
Benjamin Beller, Esq. (bellerb@sullcrom.com)

Any notice given by delivery, mail, or courier shall be effective when received. Any notice given by facsimile or electronic mail shall be effective upon oral, machine, or electronic mail (as applicable) confirmation of transmission.

16.       No Solicitation; Adequate Information.  This Agreement is not intended, and shall not be deemed or construed to be, a solicitation for votes in favor of the Plan.  The votes of holders of Claims against or Interests in the Debtors will not be solicited until such holders who are entitled to vote on the Plan have received the Plan, the Disclosure Statement and related ballots, and other solicitation materials.  In addition, this Agreement does not constitute an offer to issue or sell securities to any Person, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.

17.       Interpretation; Rules of Construction; Representation by Counsel.  When a reference is made in this Agreement to a section or exhibit, such reference shall be to a section or exhibit, respectively, of or attached to this Agreement unless otherwise indicated.  Unless the context of this Agreement otherwise requires, (i) words using the singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (iii) the words “include,” “includes,” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” and (iv) the word “or” shall not be exclusive and shall be read to mean “and/or.”  The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

DEBTORS DRF LOGISTICS, LLC
By:
Name: Eric Kaup
Title: Chief Restructuring Officer

DRF, LLC
By:
Name: Eric Kaup
Title: Chief Restructuring Officer

[Signature Page to Restructuring Support Agreement]

PITNEY BOWES INC.

By:
Name: [●]
Title: [●]

PITNEY BOWES INTERNATIONAL HOLDINGS, INC.
By:
Name: [●]
Title: [●]

[Signature Page to Restructuring Support Agreement]

OPPS XI PTBW HOLDINGS, L.P., as a holder of Oaktree Secured Claims

By:	OAKTREE FUND GP, LLC
Its:	GENERAL PARTNER

By:	OAKTREE FUND GP I, L.P.
Its:	MANAGING MEMBER

By:
Name: David Nicoll
Title: Authorized Signatory

By:
Name: Jordan Mikes
Title: Authorized Signatory

OPPS XII PTBW HOLDINGS, L.P., as a holder of Oaktree Secured Claims

By:	OAKTREE FUND GP, LLC
Its:	GENERAL PARTNER

By:	OAKTREE FUND GP I, L.P.
Its:	MANAGING MEMBER

By:
Name: David Nicoll
Title: Authorized Signatory

By:
Name: Jordan Mikes
Title: Authorized Signatory

[Signature Page to Restructuring Support Agreement]

Exhibit A

Plan